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                                                                     Exhibit (m)


                        LIBERTY - STEIN ROE MUTUAL FUNDS
                          RULE 12b-1 DISTRIBUTION PLAN


     Each Massachusetts Business Trust (Trust) designated in Appendix 1 as revised from time to time, acting severally, adopts as of August 3, 1999, as amended and restated on June 19, 2001, July 1, 2002, and on November 4, 2002, the following distribution plan (the Plan) pursuant to Rule 12b-1 (the Rule) under the Investment Company Act of 1940 (Act) on behalf of each Fund in that Trust for the purpose of providing personal service and/or the maintenance of shareholder accounts and to facilitate the distribution of shares of the Funds.

I.   PLANS APPLYING TO CLASS A, B, C AND G SHARES

     Each Fund having Class A, B or C Shares (other than Stein Roe Intermediate Municipals Fund, Liberty Income Fund, Liberty High Yield Municipal Fund and Liberty Managed Municipals Fund) shall pay a service fee at the annual rate of 0.25% of the net assets of its Class A, B and C Shares, and a distribution fee at the annual rate of 0.10% of the average daily net assets of its Class A Shares and 0.75% of the average daily net assets of its Class B and C Shares.

     Stein Roe Intermediate Municipals Fund Class A, B and C Shares shall pay a service fee at the annual rate of 0.20% of the average daily net assets of its A, B and C Shares and a distribution fee at the annual rate of 0.65% of the average daily net assets of its Class B and C Shares.

     Stein Roe Income Fund Class A Shares shall pay only a service fee at the annual rate of 0.25% of the average daily net assets of its Class A Shares.

     Liberty High Yield Municipal Fund Class A, B and C Shares shall pay a service fee at the annual rate of 0.20% of the average daily net assets of its Class A, B and C Shares and a distribution fee at the annual rate of 0.75% of the average daily net assets of its Class B and C shares.

     Liberty Managed Municipal Fund Class A, B and C Shares shall pay a service fee at the annual rate of 0.10% of the average daily net assets attributable to shares of the Liberty Ohio Tax-Exempt Fund issued prior to December 1, 1994, and 0.25% on net assets attributable to all other shares, as well as a distribution fee at the annual rate of 0.75% of the average daily net assets of its Class B and C Shares.


     Each Fund having Class G shares may pay distribution and service fees up to a maximum of 1.15% of the Fund's average daily net assets attributable to Class G shares (comprised of up to 0.65% for distribution services, up to 0.25% for shareholder liaison services and up to 0.25% for administrative support services.)


II.  PAYMENTS OF FEES UNDER THE PLAN

     Each Fund shall make all payments of service and distribution fees under this plan to Liberty Funds Distributor, Inc. (LFDI) monthly, on the 20th day of
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each month or, if such day is not a business day, on the next business day thereafter. No Fund shall pay, nor shall LFDI be entitled to receive, any amount under this Plan if such payment would result in LFDI receiving amounts in excess of those permitted by applicable law or by rules of the National Association of Securities is Dealers, Inc.

III. Use of Fees

     LFDI may pay part or all of the service and distribution fees it receives from a Fund as commissions to financial service firms that sell Fund Shares or as reimbursements to financial service firms or other entities that provide shareholder services to record or beneficial owners of shares (including third-party administrators of qualified plans). This provision does not obligate LFDI to make any such payments nor limit the use that LFDI may make of the fees it receives.

IV.  Reporting

     LFDI shall provide to the Trust's Trustees, and the Trustees shall review, at least quarterly, reports setting forth all Plan expenditures, and the purposes for those expenditures. Amounts payable under this paragraph are subject to any limitations on such amounts prescribed by applicable laws or rules.

V.   Other Payments Authorized

     Payments by the Trust or LFDI and its affiliates other than as set forth in
Section I which may be indirect financing of distribution costs are authorized by this Plan.

VI.  Continuation; Amendment; Termination

     This Plan shall continue in effect with respect to a Class of Shares only so long as specifically approved for that Class at least annually as provided in the Rule. The Plan may not be amended to increase materially the service fee or distribution fee with respect to a Class of Shares without such shareholder approval as is required by the Rule and any applicable orders of the Securities and Exchange Commission, and all material amendments of the Plan must be approved in the manner described in the Rule. The Plan may be terminated with respect to any Class of Shares at any time as provided in the Rule without payment of any penalty. The continuance of the Plan shall be effective only if the selection and nomination of the Trust's Trustees who are not interested persons (as defined under the Act) of the Trust is effected by such non-interested Trustees as required by the Rule.

Approved by the Trustees as of the date set forth above:
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By: ________________________________________
    Jean S. Loewenberg
    Secretary of each Trust
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                                   APPENDIX I


Liberty-Stein Roe Funds Investment Trust
     Stein Roe International Fund
     Stein Roe Balanced Fund
     Liberty Growth Stock Fund
     Liberty Young Investor Fund
     Stein Roe Capital Opportunities Fund
     Liberty Midcap Growth Fund
     Liberty Global Thematic Equity Fund
     Liberty European Thematic Equity Fund
     Liberty Asset Allocation Fund (effective as of 11/18/02) Liberty Strategic Equity Fund (effective as of 11/25/02) Liberty Large Cap Core Fund (effective as of 12/09/02) Liberty International Equity Fund (effective as of 11/18/02) Liberty Equity Growth Fund (effective as of 11/18/02) Liberty Equity Value Fund (effective as of 11/25/02)
     Liberty Small Cap Fund (effective as of 11/18/02)
     Liberty Small Company Equity Fund (effective as of 11/18/02)

Liberty-Stein Roe Funds Income Trust
     Liberty Income Fund
     Liberty Intermediate Bond Fund

Liberty-Stein Roe Funds Municipal Trust
     Stein Roe Intermediate Municipals Fund
     Liberty Managed Municipals Fund
     Liberty High Yield Municipal Fund

Liberty Floating Rate Fund